Registration No. 333-194666
Filed Pursuant to Rule 424(b)(3)

ACCUSHARES SPOT CBOE VIX FUND

Series of the AccuShares Commodities Trust I

Supplement dated June 5, 2015 to the Prospectus dated May 14, 2015

This Supplement must accompany the Prospectus of the AccuShares Spot CBOE VIX Fund (the “Fund”) dated May 14, 2015 (the “Prospectus”). Capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Prospectus. The Prospectus is hereby modified as follows.

Effective July 16, 2015, the Fund will begin measuring for Corrective Distributions. Prior to this change, the Fund was to begin measuring for Corrective Distributions 90 days after the Fund’s May 19, 2015 commencement of operations, which was August 17, 2015. This acceleration of the beginning date for the measurement of the Fund’s Corrective Distribution obligation is referred to as the “Corrective Distribution Beginning Measurement Acceleration.”

As a result of the Corrective Distribution Beginning Measurement Acceleration, the Fund will declare a Corrective Distribution on its next occurring Distribution Date for either a Regular Distribution or a Special Distribution if the closing trading prices of the AccuShares Spot CBOE VIX Up Shares or AccuShares Spot CBOE VIX Down Shares deviate from their respective Class Values per Share by ten percent or more over three consecutive business days beginning on or after July 16, 2015.

In light of the Corrective Distribution Beginning Measurement Acceleration, the phrase “Following the expiration of 90 calendar days following the inception of the Fund’s operations” appearing on Page 11 of the Prospectus under the heading “Summary—Protective Features of the Fund—Corrective Distributions” and on Page 82 of the Prospectus under the heading “Distributions and Distribution Dates—The Arbitrage Mechanism and Corrective Distributions—Corrective Distributions” is hereby deleted and replaced in each instance with the phrase “Beginning on July 16, 2015”.

Additionally, each reference in the Prospectus to the Trust Agreement is hereby modified to refer to such agreement as amended by the instrument of amendment thereto, dated June 5, 2015, duly executed by the Sponsor.

Investors Should Retain This Supplement for Future Reference